Exhibit 99.1

CADENCE BANCORPORATION ANNOUNCES UPDATE TO MERGER WITH STATE BANK FINANCIAL CORPORATION

HOUSTON, TEXAS AND ATLANTA, GEORGIA (December 24, 2018) – Cadence Bancorporation (NYSE: CADE) (“Cadence”) and State Bank Financial Corporation (NASDAQ: STBZ) (“State Bank”) jointly announced that Cadence has exercised its right to increase the exchange ratio in accordance with the terms of the definitive merger agreement between Cadence and State Bank.

State Bank shareholders will receive 1.271 shares of Cadence Class A common stock for each share of State Bank common stock. After closing, legacy Cadence and State Bank shareholders will collectively own approximately 63% and 37% of the combined company, respectively.

The adjusted exchange ratio results in approximately 4.3 million additional Cadence shares being issued to State Bank. Cadence intends to repurchase these additional shares in the market. The Company’s board of directors has amended the share repurchase authorization to include approximately 4.3 million of total shares.

“This merger represents a major step forward for Cadence,” said Paul B. Murphy, Jr., Chairman and CEO of Cadence Bancorporation. “It unites two exceptionally strong teams of bankers with a shared culture of responsive service. The synergies resulting from our combined organizations will deliver significant customer and shareholder value, and positions us well for continued growth. We are optimistic about our future and are pleased to welcome the State Bank team.”

State Bank Chairman Joe Evans said, “We continue to be excited about this partnership. We have spent a lot of time together over the last six, seven years comparing notes, comparing philosophies and believe that this combination is going to result in a very powerful regional bank. We are thrilled to be in business with Cadence.”

The merger is expected to be completed on January 1, 2019, subject to the satisfaction of customary closing conditions.

Transaction Metrics – At Announcement vs. As Adjusted

	At Announcement		As Adjusted
Transaction Metrics	(May 2018)¹		(December 2018)²
Aggregate Transaction Value (millions)	$1,373		$849
Price / 2019E EPS	14.7	x	9.2	x
Price / Tangible Book Value	2.5	x	1.5	x
Core Deposit Premium	20.4%		6.9%

¹	Based on Cadence closing share price of $30.23 as of 11-May-18.
²	Based on Cadence closing share price of $17.20 as of 21-Dec-18.

Note: Price multiples based on median IBES EPS estimates per Thomson Reuters.

We expect the transaction to be approximately 5% accretive to GAAP earnings per share for the full year 2020.

About Cadence Bancorporation

Cadence Bancorporation (NYSE:CADE), headquartered in Houston, Texas, is a regional bank holding company with $11.8 billion in assets as of September 30, 2018. Through its affiliates, Cadence operates 66 locations in Alabama, Florida, Mississippi, Tennessee and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, commercial real estate, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, personal insurance, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and 55,000 ATMs. The Cadence team of 1,200 associates is committed to exceeding customer expectations and helping their clients succeed financially. Cadence Bank, N.A. and Linscomb & Williams are subsidiaries of Cadence Bancorporation.

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $4.9 billion in consolidated assets as of September 30, 2018, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates a full service banking business and offers a broad range of commercial and retail banking products to its customers throughout seven of Georgia’s eight largest MSAs.

Cautionary Statement Regarding Forward-Looking Information

Regarding Cadence

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2018, and our Registration Statement on Form S-4 filed with the SEC on July 20, 2018, other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the following factors: business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to implement our business plan; material weaknesses in our internal control over financial reporting; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of our loan portfolio, including the identity of our borrowers and the concentration of loans in energy-related industries and in our specialized industries; the portion of our loan portfolio that is comprised of participations and shared national credits; the amount of nonperforming and classified assets we hold; the occurrence of any event, change or other circumstances that could give rise to the right of Cadence or State Bank to terminate the definitive merger agreement between Cadence and State Bank; the outcome of any legal proceedings that may be instituted against Cadence or State Bank; the failure to satisfy any of the remaining conditions to the closing of the transaction on a timely basis or at all; the possibility that the anticipated benefits of the merger with State Bank are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Cadence and State Bank do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction. Cadence can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and Cadence does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Regarding State Bank

With respect to State Bank, we caution our shareholders that any forward-looking statements that relate to time periods before the closing of the merger, as identified through the use of words or phrases as noted above, including statements regarding the expected timing of the closing of the merger, are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our definitive proxy statement related to the merger and filed with the SEC on July 25, 2018, and our other SEC filings, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the following factors: the occurrence of any event, change or other circumstances that could give rise to the right of Cadence or State Bank to terminate the definitive merger agreement between Cadence and State Bank; the outcome of any legal proceedings that may be instituted against Cadence or State Bank; and the failure to satisfy any of the remaining conditions to the closing of the transaction on a timely basis or at all. The forward-looking statements are made as of the date of this communication, and State Bank does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Important Additional Information

In connection with the pending transaction between Cadence and State Bank, on June 13, 2018, Cadence filed with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) including a preliminary joint information statement of Cadence and proxy statement of State Bank and a prospectus of Cadence (the “Joint Information Statement/Proxy Statement and Prospectus”). The definitive Joint Information Statement/Proxy Statement and Prospectus was first mailed or otherwise delivered to Cadence stockholders and State Bank shareholders on or about July 27, 2018. On May 11, 2018, Cadence Bancorp, LLC, as the controlling stockholder of Cadence, delivered a written consent approving the transaction. On September 18, 2018, State Bank’s shareholders approved the transaction at a special meeting. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Stockholders of Cadence and shareholders of State Bank are urged to read the Registration Statement and Joint Information Statement/Proxy Statement and Prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

Shareholders are able to obtain a free copy of the Registration Statement and Joint Information Statement/Proxy Statement and Prospectus, as well as other filings containing information about Cadence and State Bank, without charge, at the SEC’s website (http://www.sec.gov). Copies of the Registration Statement and Joint Information Statement/Proxy Statement and Prospectus and the filings with the SEC incorporated by reference therein can also be obtained, without charge, by directing a request to Cadence Bancorporation, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056, Attention: Corporate Secretary or to State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326, Attention: Corporate Secretary.

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Contact Information

Cadence Bancorporation

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com

State Bank Financial Corporation

Media contact:

Sheila Ray

404-239-8684

Sheila.Ray@statebt.com

Investor relations contact:

Sheila Ray

404-239-8684

Sheila.Ray@statebt.com